EXHIBIT 10.2
Letter of Intent between AutoCorp Equities, Inc. and Rodwell Software Systems, Inc.

2500 Legacy, Suite 226   Frisco, Texas 75034
Mail: P.O. Box 1678 Frisco, Texas 75034-1678
Phone (214) 618-6400     Fax (214) 618-6428

January 31, 2005

Mr. Michael Johnson
Rodwell Software Systems, Inc.

Dear Mr. Johnson:

As you know, we have been speaking to you about acquiring your company Rodwell Software Systems, Inc. (Rodwell or Seller), which we understand is the owner of certain proprietary software / firmware and an agreement (MOU) with an unrelated third party, in return for equity (Common Stock) in AutoCorp Equities, Inc. (“AutoCorp” or “Company”), not to include any subsidiaries. In addition to the stock, you will receive a cash payment plus other cash re-numerations and benefits under an employment agreement for a contract period of two years. It is mutually understood that the amounts and terms mentioned above for common stock, cash, and employment agreement have yet to be finalized.

The transaction will be subject to the satisfactory closing, by February 15, 2005 (which date may be extended an additional 30 days at the sole discretion of the Company), upon completion of the Company’s due diligence investigation of the Seller, which Seller shall consent to and cooperate with. Until the completion of such investigation or the earlier abandonment of this transaction by the Company, the Seller shall cooperate in such investigation by promptly providing to the Company and its representatives copies of all documents and all information about the Seller’s assets being sold, its business, and properties which they may request, whether orally or in writing, and by permitting the Company and its representatives, during normal business hours on reasonable notice, to have access to and to inspect all of the Seller’s facilities, agreements and books and records (including accounting books and records), and (without disrupting the Seller’s business) to interview the Company’s personnel, agents, attorneys, accountants, customers, suppliers, and banks, and to make copies of any such agreements, books and records or other documents available for inspection by Company or its designated agents.

The transaction is also subject to the execution and delivery, at or prior to closing, of definitive written agreements and other documents (the “Definitive Agreements”) between the Company and the Seller. Said agreements and documents will in each case be acceptable to the Company. The Definitive Agreements may include without limitation, a Bill of Sale with attached schedules, representations, warranties and exceptions, a registration rights agreement, a securities disclosure document, an accredited investor questionnaire, employment agreements, evidence of the approval of the transaction by the Seller’s board of directors, an opinion of the Seller’s counsel as to corporate authority, securities law matters, and other matters, and representations, warranties, and indemnities of the principals of the Company and the Seller with respect to the transaction.

Seller and Company shall each bear the costs for their own expenses in connection with legal, accounting and other costs of negotiation and due diligence, whether or not a transaction is ultimately consummated between the parties.

Page Two
January 31, 2005
Mr. Michael Johnson

The Company’s obligation to close under the Definitive Agreements will be subject to:

•    The prior or simultaneous delivery to the Company of (a) audited statements related to the assets being sold, for the previous two fiscal years, and (b) unaudited statements for the quarterly periods thereafter, reviewed by the Seller’s independent accountants and showing, with respect to operations to be continued by Company following the closing, current liabilities not greater than $100,000; the Company, in its sole discretion shall have the right to waive any of the conditions of this paragraph and to close prior to receipt of audited or reviewed statements, as the case may be, and to arrange for completion of same by the Company post-closing, and at Company’s expense from the proceeds of the investment made by your investor.

•    Agreement on the part of each of the holders of Notes Payable and Accounts Payable exceeding $5,000 to convert the liability into a portion of the Preferred Shares of the Company to be issued to the Seller, at closing, in an amount to be mutually determined by the Seller and the creditors,

•    Consent, if required, to the transfer to Company of all Contracts between the Seller and third parties, including the contract with Advantra, relating to the assets being sold.

•    The existence, in connection with the transaction, of no brokerage commissions or finder’s fees for which the Company might become obligated. Seller shall pay any such other fees.

This offer shall expire unless the execution and delivery of the Definitive Agreements, the exchange of the securities, and the merger described in this term sheet shall occur and become effective at a closing to be held on or about February 15, 2005 at the location of the Company’s choosing.

Until the completion of the transaction (or, in the event the transaction is abandoned, until its abandonment and for a period of one year thereafter), the Company and the Seller shall hold in confidence and not use, appropriate, or disclose to third parties any confidential information of the other learned in connection with the negotiation, documentation, investigation, or closing of the transaction.

Until the completion of the transaction (or, in the event the transaction is abandoned, until its abandonment):

•    all public announcements related to the transaction, its completion, or abandonment, unless required by law, shall require the prior written approval of the Company and the Seller; and

• The Seller shall not shop, publicize, or otherwise solicit additional offers for the transaction, and the Seller shall not agree to the sale, transfer, or assignment of any part of the relevant business as a going concern or of all, or substantially all of its assets, or to merge or consolidate with or otherwise dispose of the relevant assets to any third party, and shall not participate in any such arrangement.

Seller understands and agrees that the Company intends, as soon as practicable, post closing that the Company shall become fully-reporting as soon as practicable and shall apply for listing on the best exchange for which it can qualify.

Page Three
January 31, 2005
Mr. Michael Johnson

Binding Effect:     The provisions described under “Conditions, Contingencies, and Expiration” above shall be binding on the parties, their successors, and assigns. Otherwise, this term sheet sets forth the present intention of the parties as to the matters described herein, and any rights or obligations of the parties shall only be as set forth in the Definitive Agreements.

If you are in agreement with the foregoing, kindly signify your agreement by signing and returning a copy of this letter.

Very truly yours,

Charles Norman

Cc: Peter Ubaldi

ACCEPTED:

_______________________________ Date _________________________
Signature

Name ________________________ Title __________________________